Exhibit 17

RESIGNATION LETTER

January 13, 2009

TO DIGITAL YEARBOOK INC.
THE CORPORATION

Resignation from the posts of President and CEO of Digital Yearbook Inc.

I, Rodney Brewer, hereby resign as President and CEO of Digital Yearbook Inc., (the Corporation) with effect immediately (January 13, 2009).

I hereby revoke any consent to act as a director of Digital Yearbook Inc.

Rodney Brewer
President, CEO

1

Digital Yearbook Inc.
848 N. Rainbow Boulevard, #2096, Las Vegas, Nevada 89107 USA
Email:     ipocenter@mail.com